Exhibit 11
Statements Re: Computation Of Per Share Earnings

(Dollars in millions except share data)	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Numerator:
Net income—basic and diluted	$132	$158	$684	$302

Denominator:
Weighted-average common shares outstanding	173,275,927	175,226,612	173,724,517	175,389,421
Effect of stock options	1,746,440	1,870,881	1,890,500	2,061,945

Adjusted weighted-average shares	175,022,367	177,097,493	175,615,017	177,451,366

Earnings per share:
Basic	$0.77	$0.90	$3.94	$1.72
Diluted	$0.76	$0.89	$3.90	$1.70

Anti-Dilutive Securities
Certain option shares were not included in the computation of diluted earnings per share for the three-and six month periods ended June 30, 2006, since inclusion of these option shares would have anti-dilutive effects.

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Number of anti-dilutive option shares	2,800,589	1,755,212	2,800,589	1,490,608

Exercise price	$41.62-45.26	$41.14-41.62	$41.62-45.26	$41.62

Cincinnati Financial Corporation
Form 10-Q for the quarter ended June 30, 2006

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